The Board of Directors
Gaston Federal Savings and Loan Association

We consent to the use in this Amendment No. 1 to the registration statement (No. 333-42951) on Form SB-2 of Gaston Federal Bancorp, Inc. of our report dated October 24, 1997 with respect to the financial statements of Gaston Federal Savings and Loan Association as of September 30, 1997 and 1996 and for the years then ended included herein, the use of our opinion as to the North Carolina income tax consequences of the offering as described therein and included herein, and to the reference to our firm under the heading "Experts" in the prospectus.


                                           /s/ Cherry, Bekaert & Holland, L.L.P.



Gastonia, North Carolina
January 30, 1998